EXHIBIT 99.1

Woodland Hills, CA - October 1, 1999 - Turbodyne Technologies Inc. (EASDAQ:TRBD) announced today that it has executed an agreement with Grand Technologies Inc. to settle the binding arbitration matter between the Company and Grand. Pursuant to the agreement, the Company has agreed to transfer all of the issued and outstanding shares of its Light Metal Division to Grand Technologies.

With the assistance of Heartland Financial Corporation, Grand will restructure and reorganize Pacific Baja into two new operating divisions, Alloy Wheel Manufacturing and Engine Component Manufacturing in an effort to maximize the sales value of the business to separate buyers. The proceeds of any sales will be applied to the final settlement of the arbitration award, which is approximately $6.8 million, with any remaining proceeds to Turbodyne. All offers for the purchase of the new entities by third party buyers shall be subject to approval by Turbodyne.

Subject to satisfactory sale and final settlement of the award, Turbodyne will be the sole recipient of any proceeds resulting from the claim filed by the Company against certain of its insurance carriers who the Company contends are responsible for the defense and settlement costs of the claims by Grand Technologies Inc. against Turbodyne.

Due to the failure of the insurance carriers to defend and settle the dispute, the Company filed suit against certain of its carriers in connection with their denial of coverage. In recent decisions by the Los Angeles Superior Court and California Court of Appeals, the defendant's demurrer to Turbodyne's complaint was overruled and the Company's action against its carriers has been allowed.

Turbodyne Systems, the Engine and Pollution Technology Division of Turbodyne, designs, develops, manufactures and markets patented pollution-reduction, fuel economy and performance enhancing products for internal combustion engines in the automotive, transportation, construction, marine, agriculture, mining, military and power generation industries.

Turbodyne's Light Metals Division is a manufacturer of machined aluminum castings and leading supplier to the automotive industry.

Offices and/or plants are located in Carpinteria, La Mirada, Encinitas and Woodland Hills, CA; New York; Ensenada and Mexico City, Mexico; Paris France; London, England; and Frankfurt, Germany.


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